[Letterhead of Coopers & Lybrand]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form SB-2, dated June 9, 1998, of our report, dated April 14, 1998, except for Note 18, as to which the date is June 9, 1998, on our audit of the financial statements of Hungarian Broadcasting Corp. and subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the six month period ended December 31, 1996 and the year ended June 30, 1996. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand

Coopers & Lybrand
Konyvvizsgalo es Tanacsado Kft.
Budapest, Hungary
June 9, 1998